UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Ashford Hospitality Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Ashford Hospitality Trust, Inc.

Pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934

File No. 333-239961

October 2, 2020

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD HOSPITALITY TRUST, INC. ANNOUNCES EXTENSION OF EXCHANGE
OFFERS TO OCTOBER 30, 2020 AND WAIVER OF CERTAIN CONDITIONS TO THE
EXCHANGE OFFERS

DALLAS, October 2, 2020 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that it is extending the expiration date (the “Expiration Date”) for its offer to exchange (as amended, the “Exchange Offers”) any and all shares of its outstanding preferred stock for cash or common stock of the Company (the “Common Stock”) in exchange for the shares of each of its series of preferred stock (the “Preferred Stock”) from 5:00 PM, New York City time on October 9, 2020 to 5:00 PM, New York City time, on October 30, 2020, unless the Company further extends the exchange offer or terminates it prior to such date. The Company has decided to extend the Expiration Date in order to allow additional time to meet the condition to the Exchange Offers that the Company raise not less than $30,000,000 to fund the cash consideration offered in the Exchange Offers and to enable the Company to have funds lawfully available for the payment of dividends.

The Company also announced that it is amending the Exchange Offers to waive the following conditions to the Exchange Offers: (i) the condition that holders of at least 66 2/3% of the outstanding Preferred Stock for a series of Preferred Stock tender their shares into the Exchange Offer for such series of Preferred Stock; (ii) the condition that the holders of at least 66 2/3% of the outstanding Preferred Stock for a series of Preferred Stock consent to the proposed amendments to the Company’s corporate charter (the “Proposed Amendments”); and (iii) the condition that the Proposed Amendments are approved by the holders of 66 2/3% of the Company’s Common Stock outstanding and entitled to vote at the special meeting of holders of common stock (the “Special Meeting”). Although the Company is waiving these conditions, the Company still intends to seek the consent of the holders of Preferred Stock and approval of the holders of Common Stock for the Proposed Amendments, and still intends to make the Proposed Amendments if the consent of a series of Preferred Stock and approval of the holders of Common Stock is obtained, which would, among other things, seek to automatically reclassify and convert each share of Preferred Stock into Common Stock. The Company may, accordingly, accept tenders of any series of Preferred Stock in an amount that is less than 66 2/3% of the outstanding shares of that series of Preferred Stock if the consent of such series of Preferred Stock and approval of the holders of Common Stock is not obtained, which, as a result, could mean that shares of Preferred Stock of that series would remain outstanding after the closing of the Exchange Offers. Holders of Preferred Stock have certain rights that holders of Common Stock do not, including rights to dividends in priority to dividends on Common Stock and a right to receive, upon a liquidation of the Company, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of Common Stock. If the Company were to file for bankruptcy, holders of shares of Preferred Stock that remain outstanding would have a claim in bankruptcy that is senior to any claim holders of Common Stock would have.

As of midnight, New York City time, on October 1, 2020, 261,536 shares of 8.45% Series D Cumulative Preferred Stock, 345,767 shares of 7.375% Series F Cumulative Preferred Stock, 654,087 shares of 7.375% Series G Cumulative Preferred Stock, 297,557 shares of 7.50% Series H Cumulative Preferred Stock, and 569,071 shares of 7.50% Series I Cumulative Preferred Stock had been validly tendered and not withdrawn early, well ahead of the original Expiration date of October 9, 2020.

The previously announced special meeting of holders of common stock (the “Special Meeting”), scheduled to be held on Tuesday, October 6, 2020, will continue to be held at the originally scheduled time. The Exchange Offers may accordingly be consummated regardless of whether the Proposed Amendments are approved by holders of Common Stock at the Special Meeting. The Exchange Offers remain conditioned on the approval of the holders of the Common Stock to the issuance of Common Stock in accordance with Rule 312.03(c) of the NYSE Listed Company Manual to the extent required thereby.

The Company reserves the right to further amend the terms of the Exchange Offers, including to waive any of the conditions of the Exchange Offers. The conditions may be waived by the Company in whole or in part at any time or from time to time in its sole discretion, in accordance with law.

Where You Can Find Additional Information

Completion of the Exchange Offers and the Consent Solicitation are subject to certain conditions, which are set forth in more detail in the Company’s Prospectus filed with the Securities and Exchange Commission (“SEC”) on September 10, 2020 (the “Prospectus”) for the purpose of registering the Common Stock issued pursuant to the Exchange Offers under the Securities Act of 1933, as amended. The Company has also filed with the SEC a Schedule TO for the Exchange Offers and a proxy statement on Schedule 14A to solicit proxies from the holders of its Common Stock to approve the relevant items upon which the holders of the Common Stock will be entitled to vote (as amended, the “Proxy Statement”). The Prospectus and the Schedule TO will be amended to reflect the changes described in this press release. The Company may extend or terminate the Exchange Offers under certain circumstances as described in the Registration Statement.

Common stockholders who have questions about the Exchange Offers should contact our proxy solicitation firm at 1-877-787-9239 or by email at Ashford@investor.morrowsodali.com or contact:

RBC Capital Markets, LLC, as Dealer Manager

Tel: (212) 618-7843
Toll-free: (877) 381-2099
Email: liability.management@rbccm.com

This does not constitute an offer of any securities for sale. Further, this communication is not a solicitation of a proxy from any security holder of the Company and shall not constitute the solicitation of an offer to buy securities.

Investors should read the Registration Statement and the Schedule TO for the Exchange Offers as they contain important information about the Exchange Offers, the Company and the other proposed transactions. Holders of Common Stock should read the Proxy Statement and any other relevant documents because they contain important information about the Company and the proposed transactions. The Registration Statement, Schedule TO and Proxy Statement are available for free on the SEC’s website, www.sec.gov. The prospectus included in the Registration Statement and additional copies of the Proxy Statement will be available for free from the Company for the applicable shareholders of the Company.

* * * * *

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of the novel strain of coronavirus (COVID-19) on our business; the ability of the Company and the Company's advisor, Ashford Inc., to continue as a going concern; the timing and outcome of the Securities and Exchange Commission's investigation; our ability to meet the NYSE continued listing standards; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; general volatility of the capital markets and the market price of our common stock and preferred stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.